Exhibit 99.1

Imergent Announces Appointment of Don Danks As New CEO & Brandon Lewis, President and Chief Operating Officer

OREM, Utah, July 2 /PRNewswire-FirstCall/ -- Imergent, Inc. (OTC Bulletin Board:
IMGG - News) announced today that its founder, John (Jay) Poelman, was retiring as CEO effective July 1, 2003. Mr. Poelman's retirement comes as the company completes its turnaround that saw Imergent's performance rebound from a loss in fiscal year 2000 to record revenues and earnings during the first three quarters of its fiscal year 2003.

Mr. Poelman was one of the early founders of Galaxy Mall in 1995. Galaxy Mall was acquired by Imergent (formerly Netgateway, Inc. at the time of the acquisition) in June of 2000, after which Galaxy Mall transitioned its operations to the award winning StoresOnline technology platform, owned by Netgateway. Mr. Poelman was instrumental in improving all areas of the companies' operations, leading the company to profitability and positive cash flow.

Said Company Chairman and newly appointed CEO Don Danks, "We will miss Jay's day to day involvement but look forward to his continued support as a consultant to the company. I have worked closely with Jay and Brandon both on the board and as the previous CEO during the company's transition. Brandon has been a key member of the company's management for 11 years and has served as President after heading the company's sales and marketing efforts for many years, so he is fully acquainted with all of the company's operations."

Mr. Poelman said, "I leave the company in good hands. Brandon Lewis, who has been with the company from the beginning knows and understands the company's business better than anyone. Together with the entire executive management group, and Don's continued involvement with the investment community and clear focus on having the company work for its shareholders, I have the highest confidence that the company will continue its rapid progress as the market leader."

About Imergent, Inc.

iMERGENT is a leading technology and training company delivering eServices to small business and entrepreneurs. iMERGENT provides eServices to over 100,000 customers annually. iMERGENT enables companies of all sizes to extend their business to the Internet quickly, effectively-with minimal investment. iMERGENT develops, hosts, licenses, and supports a wide range of Internet applications. IMERGENT Inc. ( www.imergentinc.com ) is located at 754 Technology Ave., Orem, UT 84097.

Statements  made  in this  press  release  that  are not  historical  in  nature constitute  forward-looking  statements  within the  meaning of the Safe  Harbor
Provision of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of the management of iMERGENT and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. For a more detailed discussion of factors that affect iMERGENT's operating results, please refer to its SEC reports including its most recent Form 10-K and Form 10-Q.